UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2021 (February 8, 2021)

United States Steel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16811	25-1897152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Grant Street,

Pittsburgh, PA 15219-2800

(Address of Principal Executive Offices, and Zip Code)

(412) 433-1121

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	X	New York Stock Exchange
Common Stock	X	Chicago Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement

Underwriting Agreement

On February 8, 2021, United States Steel Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, as representative of the several underwriters listed on Schedule I thereto, in connection with the public offering by the Company of $750 million aggregate principal amount of its 6.875% Senior Notes due 2029 (the “Notes”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the underwriters against certain liabilities. The summary of the Underwriting Agreement set forth in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the text of the form of the Underwriting Agreement, a copy of which is being filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Supplemental Indenture

On February 11, 2021, the Company issued the Notes pursuant to an indenture dated as of May 21, 2007 by and between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), a copy of which was filed as Exhibit 4.1 to the Company’s Report on Form 8-K filed on May 22, 2007, as supplemented by a tenth supplemental indenture, dated as of February 11, 2021, by and between the Company and the Trustee (the “Supplemental Indenture”).

The Supplemental Indenture provides for the issuance and sets forth the terms of the Notes. A specimen copy of the Notes is attached as an exhibit to the Supplemental Indenture. The Supplemental Indenture also contains covenants regarding the Company on liens, sale-leasebacks and mergers and consolidations. It also includes provisions requiring the Company to offer to repurchase the Notes upon a change of control repurchase event and redemption and other customary provisions.

In connection with the issuance of the Notes, Milbank LLP provided the Company with the legal opinion attached to this Current Report on Form 8-K as Exhibit 5.1.

The summary of the Supplemental Indenture set forth in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the text of the form of the Supplemental Indenture, a copy of which is being filed herewith as Exhibit 4.1.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy the Notes, or any security, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On February 11, 2021, the Company issued $750 million aggregate principal amount of 6.875% Senior Notes due 2029. The Notes are senior unsecured obligations of the Company. The description of the terms of the Notes set forth above in Item 1.01 is hereby incorporated by reference into this Item.

Item 7.01. Regulation FD Disclosure.

On February 8, 2021, the Company issued a press release announcing that it had priced its previously announced offering of Notes. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Item 7.01 and Exhibit 99.1 is being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibits be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

On February 8, 2021, the Company delivered a conditional full redemption notice through U.S. Bank National Association, as trustee under the indenture governing the Company’s 12.000% Senior Secured Notes due 2025 (the “2025 Senior Secured Notes”), to the holders of the 2025 Senior Secured Notes, of its election to redeem and pay on March 10, 2021, subject to and conditioned upon the completion by the Company of one or more debt financings on terms reasonably satisfactory to the Company, all of the remaining principal amount outstanding of the 2025 Senior Secured Notes, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, plus a “make-whole” premium. On February 11, 2021, the Company gave notice that the financing condition set forth in the aforementioned conditional full redemption notice was satisfied.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated February 8, 2021, by and between United States Steel Corporation and Credit Suisse Securities (USA) LLC, as representative of the several underwriters listed on Schedule I thereto.
4.1	Tenth Supplemental Indenture, dated as of February 11, 2021, by and between United States Steel Corporation and The Bank of New York Mellon, as trustee.
4.2	Form of 6.875% Senior Notes due 2029 (incorporated by reference to Exhibit A to Exhibit 4.1 filed herewith)
5.1	Opinion of Milbank LLP.
23.1	Consent of Milbank LLP (included in the opinion filed herewith as Exhibit 5.1).
99.1	Press Release, dated February 8, 2021.
104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By:	/s/ Manpreet S. Grewal

Name:	Manpreet S. Grewal
Title:	Vice President, Controller, and Chief Accounting Officer

Dated: February 11, 2021